As filed with the Securities and Exchange Commission on May 23, 2002	Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
HE SECURITIES ACT OF 1933

Incorporated Under the Laws of Michigan	MERITAGE HOSPITALITY GROUP INC. 1971 East Beltline Ave., N.E., Suite 200 Grand Rapids, Michigan 49525 (616) 776-2600	I.R.S. Employer Identification No. 38-2730460

2002 MANAGEMENT EQUITY INCENTIVE PLAN

James R. Saalfeld
Vice President, General Counsel and Secretary
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(616) 776-2600
(Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered Common Stock, $.01 par value per share	Amount To Be Registered(1) 750,000 Shares	Proposed Maximum Offering Price Per Share(2) $5.16	Proposed Maximum Aggregate Offering Price(2) $3,870,000	Amount of Registration Fee(3) $357

(1)   This Registration Statement is filed for up to 750,000 shares, authorized pursuant to the 2002
         Management Equity Incentive Plan.

(2)   Estimated to calculate registration fee.

(3)   Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common
         Stock on the American Stock Exchange on May 21, 2002 of $5.16 per share.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

        The following documents filed by Meritage Hospitality Group Inc. with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

  Meritage's Annual Report on Form 10-K for the Fiscal Year ended December 2, 2001.

  The description of the Common Stock contained in the Registration Statement on Form 8-A filed by Meritage with the Commission on September 16, 1999.

        All reports and other documents subsequently filed by Meritage pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which de-registers all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

        Not Applicable.

Item 5. Interests of Named Experts and Counsel

         The legality of the Common Stock offered hereby will be passed upon for Meritage by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202. Attorneys of Keating, Muething & Klekamp, P.L.L. participating in matters relating to this Form S-8 own approximately 50,860 shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers

        Section 561 of the Michigan Business Corporation Act (“MBCA”) provides generally and in pertinent part that a Michigan corporation may indemnify its directors and officers against expenses, including judgments, penalties, fines, attorneys’ fees and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal suit or action, other than actions by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal suit or proceedings, if the person had no reasonable cause to believe his conduct was unlawful. Section 562 of the MBCA provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Michigan corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection with the matters in issue, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise, and if the expenses are reasonable and actually incurred. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent legal counsel, by all independent directors who are not parties to or threatened to be made parties to the action or suit, or by the disinterested shareholders or a committee designated by the Board and consisting of directors who are not parties to, or threatened to be made parties to, the proceedings.

        Meritage, through its Bylaws and by way of contracts of indemnification, provides that its officers and directors shall be indemnified to the fullest extent authorized or permitted by law.

Item 7.    Exemption from Registration Claimed

         Not Applicable.

Item 8.    Exhibits

Exhibit 4.1 Exhibit 5 Exhibit 23.1 Exhibit 23.2 Exhibit 24

2002 Management Equity Incentive Plan (1)

Opinion of Keating, Muething & Klekamp, P.L.L. (2)

Consent of Grant Thornton LLP (2)

Consent of Keating, Muething & Klekamp, P.L.L. (2) (included in Exhibit 5)

Power of Attorney (contained on the signature page)

(1)    Previously filed and incorporated by reference from the Definitive Proxy Statement on
        Schedule 14A filed April 9, 2002.

(2)    Exhibits filed herewith.

Item 9. Undertakings

        9.1    The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        9.2    The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Rapids, Michigan, on May 21, 2002.

MERITAGE HOSPITALITY GROUP INC. By: /s/Robert E. Schermer, Jr. Robert E. Schermer, Jr. Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Persons whose names are marked with an asterisk (*) below hereby designate James R. Saalfeld as their attorney-in-fact to sign all amendments, including any post-effective amendments, to this Registration Statement.

                        Signature

*/s/Robert E. Schermer, Sr.
   Robert E. Schermer, Sr.

*/s/Robert E. Schermer, Jr.
   Robert E. Schermer, Jr.

*/s/Robert E. Riley
   Robert E. Riley

*/s/Stephen A. Rose
   Stephen A. Rose

*/s/James P. Bishop
   James P. Bishop

*/s/Christopher P. Hendy
   Christopher P. Hendy

*/s/Joseph L. Maggini
   Joseph L. Maggini

*/s/Jerry L. Ruyan
   Jerry L. Ruyan

                         Capacity

Chairman of the Board of Directors

Chief Executive Officer and Director
(Principal Executive Officer)

President and Director

Vice President, Chief Financial
Officer and Treasurer, (Principal
Financial Officer and Principal
Accounting Officer)

Director

Director

Director

Director

Date May 21, 2002 May 21, 2002 May 21, 2002 May 21, 2002 May 21, 2002 May 21, 2002 May 21, 2002 May 21, 2002